Exhibit 99.1

PRESS RELEASE               UNIVISION COMMUNICATIONS INC.

Investor Contact:	Media Contact:
Diana Vesga	Stephanie Pillersdorf
Univision Communications Inc.	Citigate Sard Verbinnen
310-556-7695	212-687-8080

UNIVISION ANNOUNCES 2003 FOURTH QUARTER AND FULL YEAR RESULTS

Fourth Quarter Net Revenue Increases 44%; Operating Income Increases 45%

Fourth Quarter Net Income Increases 62%; EPS Increases from $0.14 to $0.17

Record Fourth Quarter Adult 18-34 and 18-49 Audience Levels At All Three Television Networks;

Strong Audience Growth In Fall Radio Ratings

LOS ANGELES, CA, FEBRUARY 19, 2004 – Univision Communications Inc. (NYSE: UVN), the leading Spanish-language media company in the United States, today announced financial results for the fourth quarter and year ending December 31, 2003, exceeding previous guidance as to operating income before depreciation and amortization and earnings per share.

Consolidated fourth quarter 2003 net revenue, including Univision Radio, which was acquired September 22, 2003, increased 44% to $408.1 million from $284.2 million in 2002.  Net income increased 62% to $58.9 million in 2003 from $36.4 million in 2002 and diluted earnings per share increased to $0.17 in 2003 from $0.14 in 2002. Operating income increased 45% to $122.6 million in 2003 from $84.4 million in 2002. Operating income before depreciation and amortization increased 42% to $148.3 million in 2003 from $104.3 million in 2002. Depreciation and amortization were $25.7 million in 2003 and $19.9 million in 2002. See tables on page 7 for a reconciliation of the non-GAAP (Generally Accepted Accounting Principles) term “operating income before depreciation and amortization” to net income, which is the most directly comparable GAAP financial measure.

For the quarter, television net revenue increased 12% to $295.0 million in 2003, from $264.5 million in 2002. In 2002, political net revenue was $7.3 million compared to $1.4 million in 2003.  Operating income before depreciation and amortization increased 9% to $120.0 million in 2003 from $110.5 million in 2002.

	Three Months Ended December 31,
	Net Revenues		Operating Income (Loss) Before Depreciation and Amortization
$ in Millions	2003	2002	2003	2002

Television	$295.0	$264.5	$120.0	$110.5
Radio (a)	76.2	—	27.4	—
Music	30.9	15.4	2.1	(3.9)
Internet	6.0	4.3	(1.2)	(2.3)
Consolidated	$408.1	$284.2	$148.3	$104.3

(a) Radio was acquired on September 22, 2003.

	Consolidated Three Months Ended December 31,
$ in Millions (except per share data)

2003

2002

Change

Net revenues	$408.1	$284.2	44%
Net income	58.9	36.4	62%
Diluted EPS	0.17	0.14	21%

A. Jerrold Perenchio, Univision Communications Inc. Chairman and Chief Executive Officer, said, “We’re extremely pleased with Univision Communications’ fourth quarter performance and that the integration of our radio business is progressing smoothly, as expected. We look forward to capitalizing on the new growth opportunities afforded to us as a combined company, as we now have an enhanced capacity to better serve our audience and advertisers.”

Ray Rodriguez, President, Univision Television Networks, said, “Univision’s television networks achieved tremendous success during the quarter. Univision hit audience records during the quarter and once again was the overwhelming choice over all other English-and Spanish-language television networks among Hispanics. TeleFutura was the #1 growth broadcast network in any language. At the same time, Galavision also grew to record heights.  And while fourth quarter primetime viewing of English-language television by Adults 18-34 decreased by an average of 10%, Univision, TeleFutura and Galavision averaged a 10% increase among the same coveted group.”

McHenry T. Tichenor, Jr., President, Univision Radio, said, “We are excited about completing our first full quarter as a member of the Univision family.  During the quarter, we experienced significant growth, with same station net revenues increasing approximately 11% while the overall radio industry declined 1%.  Our audience levels also grew substantially during the quarter, with double-digit gains in several key markets.  On a market-revenue-weighted basis, our Fall Arbitron ratings were up approximately 9% compared to the Summer ratings, and approximately 10% compared to the Fall of last year among Persons 12+.  We believe these results reflect just the beginning benefits of joining a broad based media platform.”

FULL YEAR FINANCIAL RESULTS

Consolidated net revenues for the twelve months ended December 31, 2003, including Univision Radio, which was acquired September 22, 2003, increased 20% to $1,311.0 million from $1,091.3 million in 2002.  Net income available to common stockholders increased 80% to $155.4 million in 2003 from $86.5 million in 2002 and diluted earnings per share increased to $0.55 in 2003 from $0.34 in 2002.  Operating income increased 38% to $348.7 million in 2003 from $253.1 million in 2002.  Operating income before depreciation and amortization increased 31% to $433.6 million in 2003 from $331.9 million in 2002. Depreciation and amortization were $84.9 million in 2003 and $78.8 million in 2002. See tables on page 8 for a reconciliation of the non-GAAP term “operating income before depreciation and amortization” to net income, which is the most directly comparable GAAP financial measure.

For the year, television net revenue increased 8% to $1,098.3 million in 2003 from $1,014.3 million in 2002.  In 2002, net revenues from the World Cup and political advertising were $65.6 and $11.6, respectively, compared to $2 million in political advertising in 2003.  Operating income before depreciation and amortization increased 16% to $402.2 million in 2003 from $347.4 million in 2002.

	Year Ended December 31,
	Net Revenues		Operating Income (Loss) Before Depreciation and Amortization
$ in Millions	2003	2002	2003	2002

Television	$1,098.3	$1,014.3	$402.2	$347.4
Radio (a)	83.6	—	30.9	—
Music	113.2	64.5	9.5	(2.1)
Internet	15.9	12.5	(9.0)	(13.4)
Consolidated	$1,311.0	$1, 091.3	$433.6	$331.9

(a) Radio was acquired on September 22, 2003.

	Consolidated Year Ended December 31,

$ in Millions (except per share data)

2003

2002

Change

Net revenues	$1,311.0	$1,091.3	20%
Net income available to common stockholders	155.4	86.5	80%
Diluted EPS on income available to common stockholders	0.55	0.34	62%

PRO FORMA RESULTS

The following unaudited pro forma information gives effect to the merger between the Company and Hispanic Broadcasting, now called Univision Radio, and assumes that the transaction had occurred as of the beginning of each period presented. The pro forma information is presented for informational purposes only. You should not rely on the pro forma information as an indication of the results of operations of future periods or the results that actually would have been realized had the companies been a single company during the periods presented. The pro forma information is based upon available information and upon certain assumptions that management of the Company believes are reasonable. The pro forma information includes adjustments that give effect to the merger under the purchase method of accounting. The pro forma information does not reflect any pro forma adjustments for other business acquisitions in 2002 or 2003 by the Company or Hispanic Broadcasting, including the Company’s acquisition of Fonovisa Music Group in April 2002, as they do not individually or in the aggregate exceed the threshold for reporting of a significant subsidiary.  The pro forma information does not reflect any adjustments for synergies that the Company expects to realize from the acquisition.

	Three Months Ended December 31,		Year Ended December 31,
$ in Thousands (except per share data)	2003	2002	2003	2002
Pro Forma
Net revenues	$408,121	$347,201	$1,514,948	$1,341,728

Net income	$56,176	$46,818	$172,192	$130,725

Basic Earnings Per Share	$0.17	$0.15	$0.54	$0.41

Diluted Earnings Per Share	$0.16	$0.13	$0.49	$0.37

Pro forma net income includes merger costs incurred by HBC and charged to operating expenses of $0 ($2,700,000, net of tax) and $2,100,000 ($2,100,000, net of tax) for the three months ended December 31, 2003 and 2002, respectively, and $14,400,000 ($13,700,000, net of tax) and $5,100,000 ($4,900,000, net of tax) for the full year ended December 31, 2003 and 2002, respectively. Because certain of these merger costs are non-deductible for income tax purposes, the pro forma effective income tax rate increases for each quarter of the year in the pro forma results, reducing pro forma net income.

FIRST QUARTER GUIDANCE

Comparing the consolidated 2004 estimates to the 2003 pro forma results, which assume that the merger between the Company and Hispanic Broadcasting occurred at January 1, 2003, for the first quarter of 2004, Univision expects net revenue to increase by high single to low double digit percentages, and first quarter operating income before depreciation and amortization to increase by low double-digit percentages.  Depreciation and amortization expense is expected to be approximately $24 million.  Earnings per share are expected to increase from $0.05 in the first quarter of 2003 to between $0.08 and $0.09 in the first quarter of 2004.

TELEVISION HIGHLIGHTS

Combined Univision Television Broadcast Networks Highlights

	Demographic	4th Qtr ‘03 Univision and TeleFutura % Audience Increase *
Total Primetime
M-Su/7pm-11pm	Households	+10	%*
	Adults 18-34	+11	%*
	Adults 18-49	+12	%*
	Women 18-49	+8	%*
	Men 18-49	+17	%*
	Persons 2+	+12	%*

Sign-on to Sign-off
M-Su/7am-2am	Households	+12	%*
	Adults 18-34	+9	%*
	Adults 18-49	+13	%*
	Women 18-49	+10	%*
	Men 18-49	+16	%*
	Persons 2+	+14	%*

* Represents record 4th quarter audience level

Source: Nielsen Media Research

Univision Network

The Univision Network continued to grow its audience quarter over quarter, reaching record fourth quarter viewership levels during primetime and total day among Hispanic Adults 18-34 and 18-49. During primetime, Univision delivered more Hispanic Adults 18-34, Adults 18-49, Households and Persons 2+ than the combined audiences of ABC, CBS, NBC and FOX.  Compared to fourth quarter 2002, Univision’s Adult 18-34 audience increased 5% in primetime and 2% in total day, while its Adult 18-49 audience increased 6% in primetime and 5% in total day.

Locally, during the November Sweep, Univision’s owned and operated stations outperformed their English-and Spanish-language competitors, placing #1 during primetime in Los Angeles, Miami, Phoenix, Fresno and Bakersfield among Hispanic and non-Hispanic Adults 18-34, as well as #1 in Los Angeles, Miami, and Fresno among Hispanic and non-Hispanic Adults 18-49.  During total day, Univision stations also took the #1 spot among all English-and Spanish-language stations in Los Angeles, Miami, Houston, Dallas, Phoenix, Fresno and Bakersfield among Adults 18-34, and in Los Angeles, Miami, Phoenix and Fresno among Adults 18-49.

TeleFutura Network

During the 2003 fourth quarter, the TeleFutura Network reached all time record high audience levels, garnering audience increases of at least 42% among the key Hispanic Adult 18-34, Adult 18-49, and Household demographics in primetime and total day, compared to the same quarter last year.  TeleFutura continued to increase its share of viewing compared to all sources - English- or Spanish-language broadcast and cable networks - three points among Adults 18-34 and two points among Adults 18-49 during primetime and total day.

Locally, during the 2003 November Sweep, TeleFutura stations in Los Angeles, Chicago, and Houston earned the #2 spot among Spanish-language stations - behind only Univision - during total day among Hispanic Adults 18-34 and 18-49.  Morning novelas have made TeleFutura stations #2 in Chicago, Dallas, Houston, Fresno, Los Angeles and San Francisco during the competitive morning news hours among Hispanic Adults 18-34 and 18-49.  During primetime, TeleFutura stations experienced ratings growth of at least 50% in New York, Fresno, and San Antonio among Hispanic Adults 18-34 and at least 100% growth among Hispanic Adults 18-49 in New York, and Fresno.

Galavisión Network

The Galavisión Network ranked #1 in primetime among Hispanic Adults 18-34 during the 2003 fourth quarter, out delivering all other English- and Spanish-language ad supported and pay cable networks, including HBO. The Network reached its highest fourth quarter audience levels during total day among Hispanic Adults 18-34, Adults 18-49, and Households, increasing 9%, 8%, and 25% respectively compared to the same quarter last year.

RADIO HIGHLIGHTS

Univision Radio posted industry leading revenue growth of 17% on a consolidated basis and 11% during the quarter on a same-station basis compared to 1% revenue decrease for the radio industry as a whole as reported by the Radio Advertising Bureau (RAB).

Univision Radio achieved great success in the Fall Arbitron ratings books, increasing its market-revenue-weighted Persons 12+ audience share approximately 9% over the Summer book’s ratings, and approximately 10% compared to the 2002 Fall book.  In 2003, Univision Radio posted double-digit audience share growth in New York, Houston, Chicago and Las Vegas, and more than a 50% audience share increase in San Francisco and Phoenix.

Univision Radio captured the #1 position among all radio stations regardless of format or language in Los Angeles, Houston, McAllen and El Paso among Adults 25-54.  In Los Angeles, our stations KSCA and KLVE ranked #1 and #2, respectively, among all stations, English or Spanish, in audience share among Adults 25-54.

MUSIC HIGHLIGHTS

During the fourth quarter, Univision Music Group emerged as the Billboard Top Latin Album Label of 2003, displacing longtime leader Sony Discos, while Fonovisa Records secured its place as the #1 Regional Mexican music label in the U.S. Univision Music Group significantly increased its U.S. Latin music market share to an estimated 40% in 2003 based on RIAA reporting.  This market share includes the label’s Fonovisa Records, Univision Records and Disa Records.  In addition, Billboard magazine’s top-selling Regional Mexican album in 2003 was by Univision Music Group artist “Los Tigres del Norte.”

INTERNET HIGHLIGHTS

Univision.com continued to grow while maintaining its position as the #1 Spanish-language website among U.S. Hispanics. Univision.com’s page impressions grew 25% and ad impressions 14% during the 2003 fourth quarter, compared to the same period last year. Univision.com has also significantly grown its advertiser base, increasing the number of new advertisers by more than 20% in 2003 compared to last year.

CONFERENCE CALL AND WEBCAST

Univision will review its quarter-end financial results in a conference call with the investment community on Thursday, February 19, at 5:00 p.m. EST.  The call can be accessed by dialing 913-981-4910 or via webcast at www.univision.net.   The webcast will be available for one year.  The call transcript will also be available on www.univision.net and the replay will be available for five days by dialing 888-203-1112 (within U.S.) or 719-457-0820 (outside U.S.) and entering reservation number: 556439.

# # #

Univision Communications Inc. is the premier Spanish-language media company in the United States.  Its operations include Univision Network, the most-watched Spanish-language broadcast television network in the U.S. reaching 98% of U.S. Hispanic Households; TeleFutura Network, a general-interest Spanish-language broadcast television network, which was launched in 2002 and now reaches 79% of U.S. Hispanic Households; Univision Television Group, which owns and operates 24 Univision Network television stations and 1 non-Univision television station; TeleFutura Television Group, which owns and operates 31 TeleFutura Network television stations; Galavisión, the country’s leading Spanish-language cable network; Univision Radio, the leading Spanish-language radio group which owns and/or operates 68 radio stations in 17 of the top 25 U.S. Hispanic markets and 4 stations in Puerto Rico; Univision Music Group, which includes Univision Records, Fonovisa Records, and a 50% interest in Mexico-based Disa Records labels as well as Fonomusic and America Musical Publishing companies; and Univision Online, the premier Spanish-language Internet destination in the U.S. located at www.univision.com.  Univision Communications is headquartered in Los Angeles with television network operations in Miami and television and radio stations and sales offices in major cities throughout the United States.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including those relating to Univision’s future success and growth.  Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include cancellations or reductions in advertising; regional downturns in economic conditions in those areas where our principal radio and television stations are located; changes in the rules and regulations of the FCC; an increase in the preference among Hispanics for English-language programming; the need for any unanticipated expenses; competitive pressures from other broadcasters and other entertainment and news media; and unanticipated interruptions in our broadcasting for any reason, including acts of terrorism.  Actual results may differ materially due to these risks and uncertainties as well as those described in Univision’s filings with the Securities and Exchange Commission.  Univision assumes no obligation to update forward-looking information contained in this press release.

The Company uses the key indicator of operating income before depreciation and amortization primarily to evaluate the Company’s operating performance and for planning and forecasting future business operations. In addition, this key indicator is commonly used as a measure of performance for broadcast companies, is used by investors to measure a company’s ability to service debt and other cash needs, and provides investors the opportunity to evaluate the Company’s performance as it is viewed by management. Operating income before depreciation and amortization is not, and should not be used as, an indicator of or an alternative to operating income, net income or cash flow as reflected in the consolidated financial statements, is not a measure of financial performance under generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Since the definition of operating income before depreciation and amortization may vary among companies and industries it should not be used as a measure of performance among companies.

In accordance with SEC directives, the Company is providing a reconciliation of operating income before depreciation and amortization to consolidated net income and to operating income for each segment, which are the most directly comparable GAAP financial measures.

	Three Months Ended December 31, 2003
$ in Millions	Consolidated	Television	Radio (a)	Music	Internet
Operating income (loss) before depreciation and amortization	$148.3	$120.0	$27.4	$2.1	$(1.2)
Depreciation and amortization	25.7	16.4	5.3	2.3	1.7
Operating income (loss)	122.6	$103.6	$22.1	$(0.2)	$(2.9)
Interest expense, net	16.2
Loss on extinguishments of debt	4.1
Equity loss in unconsolidated subsidiaries/other	2.9
Amortization of deferred financing costs	1.0
Provision for income taxes	39.5
Net income	$58.9

(a) Radio was acquired on September 22, 2003.

	Three Months Ended December 31, 2002
$ in Millions	Consolidated	Television	Radio (a)	Music	Internet
Operating income (loss) before depreciation and amortization	$104.3	$110.5	$—	$(3.9)	$(2.3)
Depreciation and amortization	19.9	15.2	—	3.5	1.2
Operating income (loss)	84.4	$95.3	$—	$(7.4)	$(3.5)
Interest expense, net	21.2
Equity loss in unconsolidated subsidiaries/other	3.8
(Gain) on change in Entravision ownership interest	(0.1)
Amortization of deferred financing costs	0.9
Provision for income taxes	22.2
Net income	$36.4

(a) Radio was acquired on September 22, 2003.

	Year Ended December 31, 2003
$ in Millions	Consolidated	Television	Radio (a)	Music	Internet
Operating income (loss) before depreciation and amortization	$433.6	$402.2	$30.9	$9.5	$(9.0)
Depreciation and amortization	84.9	64.1	5.6	9.9	5.3
Operating income (loss)	348.7	$338.1	$25.3	$(0.4)	$(14.3)
Interest expense, net	71.3
Loss on extinguishments of debt	4.1
Equity loss in unconsolidated subsidiaries/other	10.3
(Gain) on change in Entravision ownership interest	(1.6)
Amortization of deferred financing costs	3.8
Provision for income taxes	105.4
Net income	$155.4

(a) Radio was acquired on September 22, 2003.

	Year Ended December 31, 2002
$ in Millions	Consolidated	Television	Radio (a)	Music	Internet
Operating income (loss) before depreciation and amortization	$331.9	$347.4	$—	$(2.1)	$(13.4)
Depreciation and amortization	78.8	56.7	—	17.2	4.9
Operating income (loss)	253.1	$290.7	$—	$(19.3)	$(18.3)
Interest expense, net	87.2
Equity loss in unconsolidated subsidiaries/other	15.9
(Gain) on change in Entravision ownership interest	(1.9)
Amortization of deferred financing costs	3.9
Provision for income taxes	61.5
Net income	$86.5

(a) Radio was acquired on September 22, 2003.

UNIVISION COMMUNICATIONS INC.

The Company’s three and twelve months operating results were:

	Three Months Ended December 31,			Year Ended December 31,
$ in Millions (except per share data)	2003	2002	Change	2003	2002	Change
	(Unaudited)	(Unaudited)
Net revenues	$408.1	$284.2	44%	$1,311.0	$1,091.3	20%
Net income available to common stockholders	58.9	36.4	62%	155.4	86.5	80%

Basic EPS
Net income per share available to common stockholders	0.18	0.16	13%	0.61	0.39	56%
Weighted average common shares outstanding	321.6	228.1		253.9	224.3

Diluted EPS
Net income per share available to common stockholders	0.17	0.14	21%	0.55	0.34	62%
Weighted average common shares outstanding	352.4	257.7		283.8	256.3

Univision Communications Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
$ in Millions	2003	2002	2003	2002
	(Unaudited)	(Unaudited)
Net revenues
Television, Radio and Internet services	$377.2	$268.8	$1,197.8	$1,026.8
Music products and publishing	30.9	15.4	113.2	64.5
Total net revenues	408.1	284.2	1,311.0	1,091.3
Direct operating expenses of television, radio and Internet services	127.8	101.1	449.2	436.3
Direct operating expenses of music products and publishing	16.9	10.5	64.5	35.1
Total direct operating expenses (excluding depreciation expense)	144.7	111.6	513.7	471.4
Selling, general and administrative expenses (excluding depreciation expense)	115.1	68.3	363.7	288.0
Depreciation and amortization	25.7	19.9	84.9	78.8
Operating income	122.6	84.4	348. 7	253.1
Interest expense, net	16.2	21.2	71.3	87.2
Loss on extinguishments of debt	4.1	—	4.1	—
Amortization of deferred financing costs	1.0	0.9	3.8	3.9
Equity loss in unconsolidated subsidiaries / other	2.9	3.8	10.3	15.9
Gain on change in Entravision ownership interest	—	(0.1)	(1.6)	(1.9)
Income before taxes	98.4	58.6	260.8	148.0
Provision for income taxes	39.5	22.2	105.4	61.5
Net income available to common stockholders	$58.9	$36.4	$155.4	$86.5

UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

$ in Millions (except share and per share data)

	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash	$76.7	$35.7
Accounts receivable, net	320.1	238.6
Program rights	39.8	36.4
Prepaid expenses and other	84.0	74.3
Total current assets	520.6	385.0

Property and equipment, net	555.5	477.8
Intangible assets, net	3,773.1	1,425.2
Goodwill, net	2,192.8	506.4
Deferred financing costs, net	14.1	17.3
Program rights	37.4	36.7
Investments in unconsolidated subsidiaries	139.2	488.6
Investments at cost	364.6	28.6
Other assets	45.6	36.8
Total assets	$7,642.9	$3,402.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$209.4	$160.4
Income taxes	6.0	2.1
Accrued interest	23.2	20.6
Accrued license fees	13.3	11.8
Deferred advertising revenues	4.3	4.3
Program rights obligations	26.8	18.6
Current portion of long-term debt and capital lease obligations	5.6	5.4
Total current liabilities	288.6	223.2

Long-term debt including accrued interest	1,295.1	1,353.3
Capital lease obligations	73.3	78.9
Deferred advertising revenues	5.4	9.7
Program rights obligations	25.6	32.9
Deferred tax liabilities	793.2	115.5
Other long-term liabilities	58.7	30.8
Total liabilities	2,539.9	1,844.3

Stockholders’ equity:
Preferred stock, $.01 par value (10,000,000 shares authorized; 0 issued and outstanding)	—	—
Common stock, $.01 par value (1,040,000,000 shares authorized; 323,245,149 and 229,129,275 shares issued including shares in treasury at December 31, 2003 and 2002, respectively)	3.2	2.3
Paid-in-capital	4,611.1	1,219.9
Deferred compensation	(2.4)	—
Retained earnings	513.4	358.0
Accumulated other comprehensive income	(0.1)	0.1
	5,125.2	1,580.3
Less common stock held in treasury (1,017,180 shares at cost at December 31, 2003 and 2002, respectively)	(22.2)	(22.2)
Total stockholders’ equity	5,103.0	1,558.1
Total liabilities and stockholders’ equity	$7,642.9	$3,402.4

UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Twelve Months Ended December 31,

$ in Millions	2003	2002

Net income	$155.4	$86.5
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	72.3	60.7
Loss on sale of fixed assets	0.8	—
Gain on sale of television station	(0.3)	(0.3)
Equity loss in unconsolidated subsidiaries	8.2	14.3
Amortization of intangible assets and deferred financing costs	16.4	22.3
Deferred income taxes	53.0	58.6
Loss on extinguishments of debt	4.1	—
Non-cash items	(3.6)	(4.3)
Changes in assets and liabilities; net of assets acquired and liabilities assumed
Accounts receivable	(15.5)	(51.2)
License fees payable	155.2	130.8
Payment of license fees	(153.7)	(129.6)
Program rights	3.5	(31.6)
Prepaid expenses and other assets	(2.7)	(35.9)
Accounts payable and accrued liabilities	7.9	3.4
Income taxes	24.8	(33.2)
Income tax benefit from options exercised	10.0	23.6
Accrued interest	2.7	12.6
Program rights obligations	(2.6)	36.5
Other, net	(6.1)	(8.0)
Net cash provided by operating activities	329.8	155.2

Cash flow from investing activities:
Acquisitions, net of acquired cash	(146.5)	(679.2)
Capital expenditures	(56.3)	(92.3)
Investment in unconsolidated subsidiaries	4.6	(24.0)
Other, net	0.8	0.3
Net cash used in investing activities	(197.4)	(795.2)

Cash flow from financing activities:
Proceeds from issuance of long-term debt	266.0	694.5
Proceeds from senior subordinated notes	698.2	—
Repayment of junior subordinated notes	—	(97.5)
Repayment of long-term debt	(1,077.0)	(332.0)
Payment of offering costs	(0.1)	—
Exercise of options	26.3	30.1
Increase in deferred financing costs	(4.8)	(0.2)
Net cash (used in) provided by financing activities	(91.4)	294.9

Net increase (decrease) in cash	41.0	(345.1)
Cash beginning of period	35.7	380.8

Cash end of period	$76.7	$35.7

Supplemental disclosure of cash flow information:
Interest paid	$67.8	$110.5
Income taxes paid, net of refunds	$16.9	$16.6